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                            Ford Motor Company
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On July 21, 2000, Jacques A. Nasser, President and Chief Executive
Officer of Ford Motor Company, sent the following email:

From: J Nasser [mailto:jnasser@drbn006.dearborn.ford.com]
Sent: Friday, July 21, 2000 10:54 AM
To:   Ford employees and others
Subject: (I) Let's Chat About the Business


We've done it again! Yesterday we reported our 17th consecutive quarter of improved operating earnings and new records for worldwide operating profits, revenues and unit sales. We had terrific financial results in North America. Ford Credit and Hertz are doing well, and we're beginning to see improvement in our overseas operations. In general, we have excellent overall results -- driven by strong products and growth in our automotive and financial services businesses.

At the same time we are delivering strong earnings, we spun off Visteon, acquired and put a new management team into Land Rover, announced the Value Enhancement Plan, took difficult but decisive actions to improve our European business, and continued implementation of a number of breakthrough initiatives, particularly in e-commerce and Consumer Driven 6-Sigma. Keeping focus on our strategic goals while managing these challenges takes durability, innovation, integrity and drive -- and most of all teamwork. Thanks to each of you for a job well done.

Yesterday, Henry Wallace briefed media and analysts on the second quarter results, and we have been receiving positive reactions on the results and outlooks on what they foretell for our future. Nicholas Lobaccaro of Lehman Brothers had this remark: "Ford's consistency and quality of earnings deserves a much higher multiple relative to GM and DCX."

The next few weeks mark some important milestones in another of our shareholder value initiatives. By now most of you who own Ford stock through employee savings plans or otherwise have received information on our Value Enhancement Plan (VEP). I urge you to carefully read the proxy statement/prospectus dated June 29, 2000 describing the VEP and your choices under it. The VEP will be voted on at a special meeting of Ford shareholders August 2.

Under the VEP, Ford shareholders will exchange each of their current Ford common or Class B shares for a share of new Ford common or Class B stock, as the case may be, plus their choice of either $20 in cash (Option 1), $20 in additional new Ford common shares (Option 2), or $20 in a combination of cash and new Ford common shares (Option 3). Shareholders who fail to make an election will receive Option 1 (one new share plus $20 cash). Any election other than an all-stock election (Option 2) will have the same effect as if you sold some of your Ford stock for cash.

The exact amount of new shares, or new shares and cash, that shareholders will receive through the VEP will be based on the lower of $60 per share or an average price determined during next week's five-day trading period of July 24-28. The cash amount paid per share is subject to adjustment if more than $10 billion in total is elected or if the average price of Ford stock exceeds $60 per share.

The VEP demonstrates our confidence in the outlook for the business and our commitment to shareholder value. It is a continuation of our policy to aggressively reward shareholders with a variety of programs. During the past five years, with the spin-offs of The Associates and Visteon, our generous quarterly cash dividends and the up to $10 billion of cash to be distributed under the VEP, we will have returned approximately $50 billion of value to our shareholders. In addition, of the $50 billion, about 80 percent will have been returned at either a capital gains tax rate or as tax-free distributions under U.S. federal income tax laws.

Those of you who own Ford stock through the U.S. Savings and Stock Investment Plan (SSIP) or U.S. Tax-Efficient Savings Plan for Hourly Employees (TESPHE) can instruct Fidelity, as the trustee of those plans, how to make elections on your behalf. I urge you to read the special mailing from Fidelity regarding the specific impact of the VEP on SSIP and TESPHE participants, including the possibility of being able to take any elected cash out of the plans, which would be taxable as ordinary income, but would not be subject to the 10 percent early withdrawal penalty. For more information on how to instruct Fidelity, go to FCN Online next week.

An inspired and global team -- customer-focused and shareholder-driven,

Jac

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